Allied Healthcare International Inc. Reports Fiscal 2007
First Quarter Results

- The Company Also Announces New Contract with London Borough in Lambeth -

NEW YORK, NY — February 1, 2007 — Allied Healthcare International Inc. (NASDAQ: AHCI; AIM: AHI) has reported its first quarter 2007 results for the period ended December 31, 2006.

The Company generated revenues of $73.0 million for the quarter ended December 31, 2006, compared with $75.9 million for the three months ended December 31, 2005. Of this, for the quarter, Social Services accounted for 66%, Nursing Homes and NHS for 13%, respectively, and Oxygen for 8%. The decrease in revenue was mainly a result of the reduced spending by NHS on agency staffing. The decrease was partially offset by an increase in revenue in respiratory, medical equipment and supplies, resulting from the introduction of the unified oxygen supply contracts that commenced in the second quarter of fiscal 2006, as well as changes in foreign exchange.

Net income for the quarter ended December 31, 2006 was $1.9 million or $0.04 per share compared with net income of $3.4 million or $0.08 per share for the three months ended December 31, 2005.

Total gross profit was $22.4 million for the three months ended December 31, 2006 compared with $23.7 million for the prior year’s quarter. The favorable effects of changes in foreign exchange offset the decrease by $1.9 million. Gross profit margins for the current quarter were 30.8% compared with 31.3% for the comparable prior period. Gross margins for patient services were 30.1% for the current quarter compared with 30.6% for the comparable prior period, mainly due to lower margins on the new NHS Framework Agreements. Gross margins in respiratory, medical equipment and supplies sales were 38.3% for the quarter compared with 54.7% for the comparable prior period. The decrease was mainly due to the unified oxygen supply contracts that commenced in the second quarter of fiscal 2006.

The Company’s reported gross profit mix for the quarter, as adjusted, is as follows: 68% Social Services, 13% Nursing Homes, 9% NHS, and 10% Oxygen.

For the first quarter, the Company reported total selling, general and administration (SG&A) costs of $18.9 million, compared with $18.1 million for the three months ended December 31, 2005. The increase was mainly due to additional costs in the respiratory, medical equipment and supplies business related to the implementation of the unified oxygen contracts that commenced in the second quarter of fiscal 2006. Changes in foreign exchange also had an unfavorable effect on selling, general and administrative costs, resulting in a $1.6 million increase.

Days sales outstanding (DSO) decreased to 34 days for the quarter ended December 31, 2006, compared with 37 days for the quarter ended September 30, 2006.

Timothy Aitken, Allied Healthcare Chairman and Chief Executive Officer, said: ‘‘During the quarter, we focused on growing the Social Services division, and completed our refinancing with our lenders. With overall capital expenditures now at normal levels and stabilization in the respiratory division, we will continue to leverage the branch network to improve operating results for 2007.’’

‘‘In addition, we are pleased to announce that we recently secured a significant contract in the London Borough of Lambeth. We anticipate commencing operations in Lambeth in February, and expect that the contract will add an additional 4,000 hours per week to our Social Services division,’’ concluded Mr. Aitken.

On February 1 at 12PM/EST, Allied Healthcare will host a conference call to discuss the financial and operating performance of its fiscal 2007 first quarter. Those interested in listening to management’s discussion of the results may join the call by dialing 877-407-9205 for domestic participants, and 201-689-8054 for international participants. A replay will be available for one week following the call by dialing 877-660-6853 for domestic participants, and 201-612-7415 for international participants. When prompted, please enter account number 286 and conference ID number 229898.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 100 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of Private Patients, Community Care, Nursing Homes and Hospitals. The Company also supplies medical-grade oxygen in the form of cylinders and concentrators to patients in the U.K.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied’s ability to continue to recruit and retain qualified flexible healthcare staff; ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied; our ability to meet the performance criteria of our respiratory therapy contract; the general level of patient occupancy at hospital and healthcare facilities of Allied’s customers; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; the ability to use net operating loss carry forwards to offset net income; the effect of the fluctuations in foreign currency exchange rates may have on our dollar denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Allied Healthcare International Inc.
David Moffatt, Chief Financial Officer
London: 20-7838-9922
davidmoffatt@alliedhealthcare.com

The Investor Relations Group
Adam Holdsworth/Katrine Winther-Olesen
212-825-3210

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2006	2005
Total revenues	$73,010	$75,855
Gross profit	22,458	23,725
Selling, general and administrative expenses	18,894	18,131
Operating income	3,564	5,594
Interest and other expense, net	1,013	936
Foreign exchange (gain) loss	(139)	41
Income before income taxes	2,690	4,617
Provision for income taxes	779	1,211
Net income	$1,911	$3,406
Basic and diluted net income per share of common stock	$0.04	$0.08
Weighted average number of common shares outstanding:
Basic	44,957	44,863
Diluted	45,079	45,215